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Exhibit 21.1

Netro Corporation has the following subsidiaries:

    -   Netro Ltd.

    -   Netro GmbH

    -   Netro France, S.A.R.L.

    -   Bungee Communications, Inc.

    -   AAS, Inc.

    -   Netro Eurasian Holdings International, Inc.

    -   Netro American Holdings International, Inc.